Rocket Fuel Inc. 1900 Seaport Boulevard Pacific Shores Center Redwood City, CA 94063 Phone: 650.517.1300

October 23, 2016
Stephen Snyder

Dear Stephen:

On behalf of Rocket Fuel Inc. (“Rocket Fuel” or the “Company”), I am pleased to offer you the position of Chief Financial Officer of Rocket Fuel. You will report directly to Randy Wootton, CEO. You will work primarily from our office in Redwood City, California, but will manage a distributed team. Your compensation and benefits package outlined in this offer letter (“Offer Letter”) are subject to approval by the Board or its designated committee.

Cash Compensation and Benefits

Your starting base salary will be $325,000 and will be paid in accordance with Rocket Fuel’s normal payroll procedures. In addition, you will be eligible for a bonus of 60% of your base salary pursuant to Rocket Fuel’s Executive Incentive Compensation Plan (“Bonus Plan”), and subject to your continued employment through the date the bonus is earned pursuant to the terms of the Bonus Plan. This bonus is not part of your base compensation and the Company reserves the right to adjust the bonus terms and amounts at any time pursuant to the Bonus Plan. Incentive compensation, including bonuses paid pursuant to the Bonus Plan, will be subject to any Company recoupment or clawback policy that may be established and/or amended from time to time, and you may be required to forfeit, return and/or reimburse the Company for all or a portion of such incentive compensation in accordance with such recoupment or clawback policy and/or as necessary or appropriate to comply with applicable law. You will be eligible to participate in the Bonus Plan as described above beginning with the 2016 fiscal year and your participation may be pro-rated depending on your agreed start date in 2016.

All amounts payable under this Offer Letter will be paid subject to applicable tax withholdings.

You will also be eligible to participate in Rocket Fuel’s complete package of employee benefits that are generally made available to all of Rocket Fuel’s full-time employees, subject to the terms, conditions and eligibility requirements of such benefits. Details about these benefit plans will be

Mr. Stephen Snyder
October 23, 2016

made available for your review. You should note that Rocket Fuel may modify or terminate benefits from time to time, as it deems necessary or appropriate.

You will be expected to travel in connection with your employment. Rocket Fuel will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation and in accordance with the Company’s expense reimbursement policies.

Option Award

Additionally, following your first day of employment in the position of Chief Financial Officer and subject to your continued employment with the Company on the date of grant, it will be recommended to the Board or its designated committee, that you be granted the following option award, as approved by either the Company's independent compensation committee or a majority of the Company's independent directors: a stock option to purchase 380,000 shares of Rocket Fuel’s common stock (the “Option Award”) at a price per share equal to the fair market value per share of Rocket Fuel’s common stock on the date of grant, as determined in accordance with the Rocket Fuel equity plan under which it is granted. We will recommend to the Board or its designated committee that the Option Award be scheduled to vest in accordance with the four-year vesting schedule typically applied to employee equity awards of the applicable type, subject to your continued service to Rocket Fuel through each applicable vesting date. Your Option Award will be subject to (a) the terms and conditions of the Rocket Fuel equity plan under which it is granted, (b) the terms and conditions, including vesting schedule, of an option award agreement that will be provided to you as soon as practicable after the grant of the Option Award, and (c) Rocket Fuel’s Management Retention Agreement, if executed by you. If the Board establishes stock ownership requirements for officers, you recognize that you may be subject to those requirements as Chief Financial Officer.

Severance Benefits

If you have a qualifying termination of employment, you will be entitled to certain payments and benefits in such amounts and pursuant to such terms and conditions as set forth in the Company’s Board approved Management Retention Agreement (“MRA”), if separately executed by you, which is attached hereto as Exhibit A.
In addition, provided you have executed the MRA, if, during the first twelve (12) months from your start date, you become entitled to receive cash severance under Section 2.2.1 of the MRA (“Termination Other Than During the Change in Control Period – Cash Severance Benefits”), Rocket Fuel will pay you a lump-sum cash severance payment equal to nine (9) months of your current annual base salary, less applicable tax withholding, at the same time, and subject to the

Mr. Stephen Snyder
October 23, 2016

same terms and conditions, as any cash severance benefits would (but for any reduction of such payments under Section 4.3 of the MRA) be payable to you under the MRA. You agree and acknowledge that, pursuant to Section 4.3 of the MRA, any First Year Severance paid to you under this letter will reduce the benefits to which you are entitled under your MRA as set forth therein.

Additional Terms
As a Rocket Fuel employee, you will be expected to abide by Rocket Fuel rules and regulations and sign and comply with Rocket Fuel’s At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Proprietary Information and Inventions Agreement”) that, among other things, prohibits the unauthorized use or disclosure of Rocket Fuel proprietary information.

We ask that, if you have not already done so, you disclose to Rocket Fuel any and all agreements relating to your prior employment that may affect your employment by Rocket Fuel or limit the manner in which you may be employed. It is Rocket Fuel’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.
We also ask that, if you have not already done so, you disclose to Rocket Fuel any and all agreements relating to your prior employment that may affect your eligibility to be employed by Rocket Fuel or limit the manner in which you may be employed. Based on your representations, it is Rocket Fuel’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.
In addition, you agree that, during the term of your employment with Rocket Fuel, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Rocket Fuel is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Rocket Fuel. Similarly, you agree not to bring any third-party confidential information to Rocket Fuel, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for us.
By signing below, you agree that your employment with Rocket Fuel is an employment “at will.” Employment “at will” means either party may terminate the relationship at any time for any reason whatsoever, with or without cause or advance notice. Rocket Fuel reserves the right to revoke this offer should it not receive a satisfactory reference check and background screen for you or satisfactory verification of employment eligibility.
You will be required to complete Form I-9 in accordance with the Immigration Reform and Control Act of 1986. You are required to complete Section 1 of the Form I-9 on or before your first day of

Mr. Stephen Snyder
October 23, 2016

employment and to present, within 72 hours of hire, verification of your identity and legal right to work in the United States.  On your first day of employment, bring original documents to verify your employment eligibility- please refer to the I-9 form for a list of acceptable documents.
This Offer Letter will be governed by the laws of the State of California, without reference to rules relating to conflicts of law or choice of law. This Offer Letter, together with the Proprietary Information and Inventions Agreement, and the Management Retention Agreement, is the entire agreement between you and Rocket Fuel with respect to your employment and supersedes any other agreements or promises made to you by anyone, whether oral or written. This Offer Letter may not be modified except in writing between you and another authorized officer of Rocket Fuel.
Please sign and date this Offer Letter and return one copy to Rocket Fuel by October 24, 2016, if you wish to accept employment under the terms described above. If you accept our offer, the first day of your employment will begin on November 10, 2016. This offer of employment will terminate if it is not accepted, signed and returned to me by October 24, 2016.
We welcome you to the Rocket Fuel team and look forward to your contribution to Rocket Fuel’s success. If you have any questions regarding this Offer Letter, feel free to contact me at any time.

Sincerely,
/s/ Jennifer Trzepacz
Jennifer Trzepacz
SVP, Employee Success

AGREED TO AND ACCEPTED:

Signature: /s/ Stephen Snyder
Printed Name: Stephen Snyder
Date: Oct-23-2016

Mr. Stephen Snyder
October 23, 2016

Exhibit A

Management Retention Agreement